Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of May [    ], 2016, by and between Oncothyreon Inc. (the “Company”) and [                    ] (“Executive”).

R E C I T A L S

WHEREAS, the Company and Executive are parties to that certain Offer Letter, dated and effective as of [                    ], and as amended from time to time, pursuant to which Executive is employed by the Company (the “Offer Letter”);

WHEREAS, the Company and Executive wish to amend and restate the Offer Letter pursuant to the terms of this Agreement, which shall replace and supersede the Offer Letter;

WHEREAS, the Company has issued, or will issue, Executive stock options under any equity incentive compensation plan(s) sponsored by the Company with such issuance contingent upon Executive’s execution of this Agreement;

WHEREAS, this Agreement contains various enhancements to the terms and conditions of Executive’s employment, the sufficiency of which, the parties hereto acknowledge as good and valuable consideration for the amendment and restatement of the Offer Letter; and

WHEREAS, the Company has authorized and approved the execution of this Agreement and Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

A G R E E M E N T

1. Employment and Term. Subject to the provisions of Section 5 below, Executive shall be employed by the Company as of the date of this Agreement (the “Effective Date”) and continue until terminated as described in Section 5.1 (the “Term”) on the terms and subject to the conditions set forth in this Agreement.

2. Position, Duties and Responsibilities; Location.

2.1 Position and Duties. Executive shall be employed as the [                    ] of the Company. Executive shall have the duties, powers and authority as are commensurate with his position, including such other duties and responsibilities as are reasonably delegated to him from time to time by the [                     (the “                    ”)]. Executive shall report to the [                    ].

2.2 Exclusive Services and Efforts. Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention exclusively to the business and affairs of the Company; provided, that nothing herein shall preclude Executive from accepting appointment to or serving or continuing to serve on any other board of directors or trustees of any charitable organization; further provided, that such activities do not conflict with the obligations of Executive under the terms of the Employee Confidentiality, Invention Assignment and Non-Compete Agreement or any other of Executive’s restrictive covenants with the Company or an affiliate, or materially interfere with the performance of Executive’s duties hereunder

3. Compensation.

3.1 Base Salary. During the Term, the Company hereby agrees to pay to Executive an annualized base salary of [                     ($        )] (the “Salary”), subject to all applicable Federal, state and local income and employment taxes and other required or elected withholdings and deductions, payable in equal installments on the Company’s regularly-scheduled paydays as it is earned. Executive’s Salary will be reviewed at least annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) and, when appropriate as determined in the Compensation Committee’s discretion, may be adjusted (in which case such adjusted amount shall be the “Salary” hereunder).

3.2 Annual Cash Bonus.

(a) For each calendar year that ends during the Term (subject to proration in accordance with Section 3.2(b)), Executive shall be entitled to participate in any employee bonus plan sponsored by the Company with an incentive compensation target amount equal to [                     (        %)] of Executive’s Salary (the “Annual Cash Bonus”); provided, however, that the failure of the Company to award any such Annual Cash Bonus and/or other incentive compensation shall not give rise to any claim against the Company. The amount, if any, and timing of such Annual Cash Bonus, shall be determined based upon the performance of the Company and Executive. The amount, if any, and timing of the Annual Cash Bonus shall be determined by the Compensation Committee or its delegate in its sole discretion; provided, that any such Annual Cash Bonus shall be paid to Executive no later than March 15 of the calendar year following the year in which the Annual Cash Bonus was earned, subject to any payment delays that would be permitted without causing this bonus right to cease to qualify as a short-term deferral that is exempt from Section 409A of the Internal Revenue Code, as amended (the “Code”). Except as otherwise set forth in this Section 3.2, payment of the Annual Cash Bonus is conditioned upon Executive remaining employed with the Company as of the payment date.

(b) If Executive’s employment terminates before the end of the applicable bonus performance period pursuant to Section 5.2 or 5.3 below, upon the satisfaction of the requirements of Section 5.7, Executive shall be entitled to a portion of the Annual Cash Bonus determined by multiplying Executive’s target Annual Cash Bonus amount by a fraction equal to the number of days of Executive’s employment during such applicable period divided by the total number of days in the applicable bonus performance period (the “Pro-Rated Cash Bonus”). Payment of any bonus under this Section 3.2(b) shall be made in accordance with Section 5.2 or 5.3 below.

3.3 Annual Equity Award. Executive will be eligible for annual grants of long-term incentive and equity compensation awards at the Compensation Committee’s good faith discretion under any equity incentive compensation plan sponsored by the Company from time to time.

3.4 Change in Control Bonus. Executive shall be eligible for a special, one-time bonus at the Compensation Committee’s discretion upon a Change in Control (the “Change in Control Bonus”); provided, however, that the failure of the Company to award any such Change in Control Bonus shall not give rise to any claim against the Company. The amount, if any, and timing of the Change in Control Bonus shall be determined by the Compensation Committee or its delegate in its sole discretion; provided, that any such Change in Control Bonus shall be paid to Executive within ninety (90) days following a Change in Control.

4. Employee Benefits.

4.1 Participation in Benefit Plans. During the Term, Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs and arrangements as are made generally available from time to time to executives of the Company (which shall include customary health, life insurance and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other executives of the Company generally.

4.2 Fringe Benefits, Perquisites and Vacations. During his employment by the Company, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Company and that are no less favorable than those applying to other executives of the Company at the same level.

4.3 Vacation. Executive shall be entitled to earn and use vacation pursuant to the Company’s vacation policy as in effect from time to time for executives of the Company; provided that Executive shall be entitled to four (4) weeks of vacation per annum.

4.4 Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of his job duties and the promotion of the Company’s business promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

5. Termination.

5.1 General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his employment for any reason or no reason, in either case subject only to the terms of this Agreement. In the event of the termination of Executive’s employment hereunder for any reason, he shall promptly resign from any position he then holds that is affiliated with the Company or that he was holding at the Company’s request. For purposes of this Agreement, the following terms have the following meanings:

(a) “Accrued Obligations” shall mean: (i) Executive’s earned but unpaid Salary through the Termination Date; (ii) a lump-sum payment in respect of accrued but unused vacation days at Executive’s per-business-hourly Salary rate in effect as of the Termination Date; (iii) any unpaid expense or other reimbursements due pursuant to Section 4.4 hereof or otherwise, and (iv) reimbursement of contributions to the Company’s ESPP to the extent those contributions have not been converted to shares as of the Termination Date.

(b) “Cause” shall mean (i) Executive willfully engages in illegal conduct or gross misconduct which is injurious to the Company or an affiliated company; (ii) Executive is convicted of, or pleads guilty or nolo contendere to, a felony or a crime involving moral turpitude; (iii) Executive engages in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment at the expense of the Company or an affiliated company; (iv) Executive’s material breach of any written policy of the Company or an affiliated Company; or (v) Executive refuses to perform, or repeatedly fails to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to him (consistent with Section 2) by the [                    ], which non-performance has continued for thirty (30) days following Executive’s receipt of written notice from the Board of such non-performance.

(c) “Change in Control” for purposes of this Agreement shall mean the first to occur of any of the following, provided that for any distribution that is subject to Section 409A (as defined in Section 7.2), a Change in Control under this Agreement shall be deemed to occur only if such event also satisfies the requirements under Treas. Regs. Section 1.409A-(i)(5):

(i) any Person becomes the “beneficial owner” (as defined in Rule 13d-3 of the United States Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control;

(ii) the consummation of the sale, transfer or disposition by the Company of all or substantially all of the Company’s assets;

(iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;

(iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company); or

(v) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control.

For purposes of this Section 5.1(c), Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(d) “Disability” shall mean that Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for one hundred eighty (180) consecutive days.

(e) “Good Reason” shall mean the occurrence of any of the following events without Executive’s express prior written consent: (i) material diminution of Executive’s job responsibilities as such responsibilities exist as of the Effective Date; provided, however, that a change in Executive’s title and/or who he reports to within twelve (12) months following the Effective Date shall not be considered Good Reason unless such change occurs following a Change in Control; (ii) the material reduction in Executive’s Salary, unless such reduction is part of a reduction in compensation for all employees of the Company in general; or (iii) relocation of Executive’s principal office, or principal place of employment, to a location that is more than fifty (50) miles from Executive’s principal office, or principal place of employment.

A termination of employment by Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than thirty (30) days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. The Company shall be entitled, during the thirty (30) day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to Executive (such thirty (30) day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Executive will be entitled to terminate employment for Good Reason during the ten (10) day period that follows the end of the Cure Period. If Executive does not terminate employment during such ten (10) day period, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance.

(f) “Person” shall mean a “person” as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended.

(g) “Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.

5.2 Termination by the Company Without Cause. In the event that Executive’s employment is terminated by the Company without Cause, the Term shall expire on the Termination Date and Executive shall be entitled to:

(a) a single sum cash amount, payable not later than the sixtieth (60th) day following his Termination Date, in an amount equal to Nine (9) months of Executive’s Salary as in effect immediately prior to the Termination Date;

(b) the greater of (i) the Pro-Rated Cash Bonus described in Section 3.2(b); and (ii) seventy-five percent (75%) of Executive’s target Annual Cash Bonus, payable on the sixtieth (60th) day following his Termination Date;

(c) continued medical (health, dental, prescription drug and vision) benefits to the same extent in which Executive participated prior to the Termination Date (with Executive required to pay the amount Executive would have been required to pay for such coverage had Executive remained an active employee at such time) for a period of Nine (9) months following the Termination Date; provided, however, if the Company cannot provide, for any reason, Executive or his dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph, the Company shall pay to Executive a single sum cash payment, payable within sixty (60) days following the date the Company cannot provide such benefits, in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph; and

(d) the Accrued Obligations.

5.3 Termination by Executive With Good Reason. In the event that Executive’s employment is terminated by Executive for Good Reason, the Term shall expire on the Termination Date and Executive shall be entitled to:

(a) a single sum cash amount, payable not later than the sixtieth (60th) day following his Termination Date, in an amount equal to Nine (9) months of Executive’s Salary as in effect immediately prior to the Termination Date;

(b) the Pro-Rated Cash Bonus described in Section 3.2(b) payable on the sixtieth (60th) day following his Termination Date;

(c) continued medical (health, dental, prescription drug and vision) benefits to the same extent in which Executive participated prior to the Termination Date (with Executive required to pay the amount Executive would have been required to pay for such coverage had Executive remained an active employee at such time) for a period of Nine (9) months following the Termination Date; provided, however, if the Company cannot provide, for any reason, Executive or his dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph, the Company shall pay to Executive a single sum cash payment, payable within sixty (60) days following the date the Company cannot provide such benefits, in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph; and

(d) the Accrued Obligations.

5.4 Death and Disability. Executive’s employment shall terminate in the event of his death, and either Executive or the Company may terminate Executive’s employment in the event of his Disability (provided that no termination of Executive’s employment hereunder for Disability shall be effective unless the party terminating Executive’s employment first gives at least fifteen (15) days’ written notice of such termination to the other party). In the event that Executive’s employment hereunder is terminated due to his death or Disability, the Term shall expire on the Termination Date and he and/or his estate or beneficiaries (as the case may be) shall be entitled to the Accrued Obligations.

5.5 Termination by the Company For Cause or by Executive Without Good Reason. In the event that Executive’s employment hereunder is terminated by Executive without Good Reason or by the Company for Cause, the Term shall expire as of the Termination Date and Executive shall be entitled to the Accrued Obligations.

5.6 Due to Change in Control. In the event that within twelve (12) months following a Change in Control Executive terminates his employment hereunder with Good Reason or the Company (or its successor) terminates Executive’s employment hereunder without Cause, then, in lieu of the payments otherwise due to Executive under Section 5.2 or 5.3 above, the Term shall expire on the Termination Date and Executive shall be entitled to:

(a) a single sum cash amount, payable on the sixtieth (60th) day following his Termination Date, in an amount equal to Eighteen (18) months of Executive’s Salary as in effect immediately prior to the Termination Date;

(b) one hundred percent (100%) of Executive’s target Annual Cash Bonus described in Section 3.2(a) payable on the sixtieth (60th) day following his Termination Date;

(c) continued medical (health, dental, prescription drug and vision) benefits to the same extent in which Executive participated prior to the Termination Date (with Executive required to pay the amount Executive would have been required to pay for such coverage had Executive remained an active employee at such time) for a period of Eighteen (18) months following the Termination Date; provided, however, if the Company cannot provide, for any reason, Executive or his dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph, the Company shall pay to Executive a single sum cash payment, payable within sixty (60) days following the date the Company cannot provide such benefits, in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph;

(d) full vesting, exercisability and non-forfeitability, as applicable, as of his Termination Date, of any outstanding, unvested equity or equity-based awards; and

(e) the Accrued Obligations.

5.7 Release. Executive’s entitlement to the payments described in this Section 5 is expressly contingent upon Executive first providing the Company with a signed release in substantially the form attached hereto as Exhibit A (the “Release”). In order to be effective, such Release must be delivered by Executive to the Company no later than forty-five (45) days following the Termination Date.

6. Section 280G.

6.1 If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (b) the net after-tax benefit that Executive would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefit Executive would receive if the full amount of the Transaction Payments were paid to Executive, then the Transaction Payments payable to Executive shall be reduced (but not below zero) so that the Transaction Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Transaction Payments under Section 5.6(a) hereof.

6.2 Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. The Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive at least thirty (30) days prior to the date the excise tax imposed by Section 4999 of the Code (including any interest, penalties or additions to tax relating thereto) is required to be paid by Executive or withheld by the Company. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

6.3 The Company hereby agrees that, for purposes of determining whether any Transaction Payment would be subject to the excise tax under Section 4999 of the Code, the non-compete set forth in Exhibit B shall be treated as an agreement for the performance of personal services. The Company hereby agrees to indemnify, defend, and hold harmless Executive from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or Accountants’ attribution of a value to the non-compete set forth in Exhibit B that is less than the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for 2015 (as reported in the 2016 annual report or proxy statement), to the extent the use of such lesser amount results in a larger excise tax under Section 4999 of the Code than Executive would have been subject to had the Company or

Accountants attributed a value to the non-compete set forth in Exhibit B that is at least equal to the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for 2015.

7. Tax Matters.

7.1 The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

7.2 Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six (6) months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death; and (b) the date of Executive’s death.

7.3 After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

7.4 Any amounts otherwise payable to Executive following a termination of employment that are not so paid by reason of this Section 7 shall be paid as soon as practicable following, and in any event within thirty (30) days following, the date that is six (6) months after Executive’s separation from service (or, if earlier, the date of Executive’s death) together with interest on the delayed payment at the Company’s cost of borrowing. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

7.5 To the extent that any reimbursements pursuant to Section 4 or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4 or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

8. Confidentiality, Invention Assignment and Non-Competition Agreement. Executive agrees to be bound by the terms of the Employee Confidentiality, Invention Assignment and Non-Compete Agreement, a copy of which is attached hereto as Exhibit B and incorporated herein by reference (the “Non-Compete Agreement”). Except as expressly set forth in this Agreement and the Non-Compete Agreement, Executive shall be subject to no contractual or similar restrictions on his right to terminate his employment hereunder or on his activities after the Termination Date.

9. Non-Disparagement. During and after the Term, Executive agrees not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the Company; provided, however, that nothing in this Agreement shall restrict Executive from making truthful statements (a) when required by law, subpoena, court order or the like; or (b) when requested by a governmental, regulatory, or similar body or entity.

10. Notices. Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.

11. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Washington, exclusive of any choice of law rules.

12. Arbitration; Legal Fees.

12.1 Any dispute or controversy arising under or in connection with this Agreement (except with respect to injunctive relief under Section 8) shall be settled exclusively by arbitration in Washington, in accordance with the rules of the American Arbitration Association for employment disputes as then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

12.2 In the event of any material contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses.

13. Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company (other than Executive). By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

14. Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

15. Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid without the consent of Executive, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company; and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

16. Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company; and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress. Executive represents and covenants that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound and in connection with his employment with the Company he will not engage in any unauthorized use of any confidential or proprietary information he may have obtained in connection with his employment with any other employer. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations under it.

17. Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

18. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

19. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

21. Entire Agreement. This Agreement and the agreements described in the attached Exhibits contain the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

ONCOTHYREON INC.:

By:
Name:
Title:

EXECUTIVE:

Name:

Address:

Exhibit A

FORM OF GENERAL RELEASE OF ALL CLAIMS

THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of [                    ], is made by and between [                    ] (the “Executive”) and Oncothyreon Inc. (together with its successors and assigns, the “Company”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of May     , 2016 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive severance and other benefits, as set forth in Section 5 of the Employment Agreement subject to the execution of this General Release;

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such severance and benefits pursuant to the Employment Agreement; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and its affiliates and each of its and their respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasees”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or Salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything contained in this Section 1 above to the contrary, nothing contained in herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (ii) the right to receive severance and other benefits under the Employment Agreement; (iii) any equity rights; or (iv) this General Release or any of its terms or conditions.

2. Excluded from this General Release and waiver are any claims which cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency or any court.

3. Executive agrees never to seek personal recovery from any Employer Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing an Employer Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth in Section 1 hereof), then Executive shall be liable to the Employer Releasee so sued for such Employer Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4. Executive agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Employer Releasees of any improper or unlawful conduct.

5. Executive acknowledges and recites that he has:

(a) executed this General Release knowingly and voluntarily;

(b) had a reasonable opportunity to consider this General Release;

(c) read and understands this General Release in its entirety;

(d) been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice Executive wishes with respect to the terms of this General Release before executing it; and

(e) relied solely on Executive’s own judgment, belief and knowledge, and such advice as Executive may have received from Executive’s legal counsel.

6. Section 12 of the Employment Agreement, which shall survive the expiration of the Employment Agreement for this purpose, shall apply to any dispute with regard to this release.

7. Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate the terms of this General Release; and (b) he has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it. Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 10 of the Employment Agreement.

8. Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.

9. This General Release may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.

ONCOTHYREON INC.:

By:
Name:
Title:

EXECUTIVE:

Name:
Address:

Exhibit B

EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND NON-COMPETE AGREEMENT

THIS EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND NON-COMPETE AGREEMENT (“Agreement”) is made as of the date set forth on the signature page below between Oncothyreon Inc. (the “Company”), and the person whose name is set forth on the signature page below as Employee (“Employee”).

In consideration of Employee’s employment or continued employment by the Company, with the intention that this Agreement shall apply to the entire period of Employee’s employment with the Company (including the period prior to the date of this Agreement), Employee hereby agrees as follows:

1. CONFIDENTIAL INFORMATION DEFINED. “Confidential Information” means trade secrets, proprietary information and materials, and confidential knowledge and information which includes, but is not limited to, matters of a technical nature (such as discoveries, ideas, concepts, designs, drawings, specifications, techniques, models, diagrams, test data, scientific methods and know-how, and materials such as reagents, substances, chemical compounds, subcellular constituents, cell or cell lines, organisms and progeny, and mutants, derivatives or replications derived from or relating to any of the foregoing materials), and matters of a business nature (such as the identity of customers and prospective customers, clinical and regulatory development plans and data, clinical trial data, the nature of work being done for or by or being discussed with third parties, suppliers, and service providers, marketing techniques and materials, marketing and business development plans, pricing or pricing policies, financial information, plans for further development, and any other information not available to the public).

“Confidential Information” shall not include information that Employee establishes by competent evidence: (a) was in Employee’s possession or in the public domain before receipt from the Company, as evidenced by the then existing publication or other public dissemination of such information in written or other documentary form; (b) becomes available to the public through no fault of Employee; or (c) is received in good faith by Employee from a third party who is known to Employee to be not subject to an obligation of confidentiality to the Company or any other party.

2. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION OF THE COMPANY. Employee acknowledges that, during the period of Employee’s employment with the Company, Employee has had or will have access to Confidential Information of the Company. Therefore, Employee agrees that both during and after the period of Employee’s employment with the Company, Employee shall not, without the prior written approval of the Company, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information of the Company to any person or entity; or (b) use any Confidential Information of the Company for any purpose or for the benefit of any person or entity, except in the good faith performance of Employee’s work for the Company or to comply with an order from any court of competent jurisdiction. If Employee is required by a judicial or administrative authority or court having competent jurisdiction to disclosed Confidential Information (including Confidential Information of third parties), Employee shall notify the Company as soon as feasible, shall cooperate with the Company should the Company seek a protective order or other relief limiting or conditioning such disclosure and shall provide only the minimum information required whether or not a protective order or other relief is in place. Except to the limited extent of such disclosure, all information so disclosed shall, as to Employee, remain subject to the terms of this Agreement.

3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION OF OTHERS. Employee acknowledges that, during the period of Employee’s employment with the Company, Employee may have had or will have access to Confidential Information of third parties who have given the Company the right to use such Confidential Information, subject to a non-disclosure agreement between the Company and such third party. Therefore, Employee agrees that both during and after the period of Employee’s employment with the Company, Employee shall not, without the prior written approval of the Company, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information of such third parties to any person or entity; or (b) use any Confidential Information of such third parties for any purpose or for the benefit of any person or entity, except in the good faith performance of Employee’s work for the Company or to comply with an order from any court of competent jurisdiction.

4. PROPERTY OF THE COMPANY. Employee acknowledges and agrees that all Confidential Information of the Company and all reports, drawings, blueprints, materials, data, code, notes and other documents and records (other than Employee’s personal address book), whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, and whether or not labeled or identified as confidential or proprietary, made or compiled by Employee, or made available to Employee, during the period of Employee employment with the Company (including the period prior to the date of this Agreement) concerning the Company’s Confidential Information are and shall remain the Company’s property and shall be delivered to the Company within five (5) business days after the termination of such employment with the Company or at any earlier time on request of the Company. Employee shall not retain copies of such Confidential Information, documents and records.

5. PROPRIETARY NOTICES. Employee shall not, and shall not permit any other person to, remove any proprietary or other legends or restrictive notices contained in or included in any Confidential Information.

6. INVENTIONS.

(a) Employee shall promptly, from time to time, fully inform and disclose to the Company in writing all inventions, copyrightable material, designs, improvements and discoveries of any kind which Employee now has made, conceived or developed (including prior to the date of this Agreement), or which Employee may later make, conceive or develop, during the period of Employee’s employment with the Company, which pertain to or relate to the Company’s business or any of the work or businesses carried on by the Company (“Inventions”). This covenant applies to all such Inventions, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection; and whether or not they are conceived and/or developed by Employee alone or with others; and whether or not they are conceived and/or developed during regular working hours; and whether or not they are conceived and/or developed at the Company’s facility or not.

(b) Inventions shall not include (i) any Invention made, conceived or developed by Employee prior to Employee’s employment with the Company; or (ii) any Invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which were developed entirely on Employee’s own time unless (A) the Invention relates directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (B) the Invention results from any work performed by Employee for the Company.

(c) All Inventions shall be the sole and exclusive property of the Company, and shall be deemed part of the Confidential Information of the Company for purposes of this Agreement, whether or not fixed in a tangible medium of expression. Employee hereby assigns all Employee’s rights in all Inventions and in all related patents, copyrights and trademarks, trade secrets and other proprietary rights therein to the Company. Without limiting the foregoing, Employee agrees that any copyrightable material shall be deemed to be “works made for hire” and that the Company shall be deemed the author of such works under the United States Copyright Act, provided that in the event and to the extent such works are determined not to constitute “works made for hire”, Employee hereby irrevocably assigns and transfers to the Company all right (including, without limitation, moral rights), title and interest in such works.

(d) Employee shall assist and cooperate with the Company, both during and after the period of Employee’s employment with the Company, at the Company’s sole expense, to allow the Company to obtain, maintain, defend, and enforce patent, copyright, trademark, trade secret and other legal protection for the Inventions. Employee shall sign such truthful documents, and do such things necessary, to obtain such protection and to vest the Company with full and exclusive title in all Inventions against infringement by others. Employee hereby appoints the Secretary of the Company as Employee’s attorney-in-fact to execute any truthful documents on Employee’s behalf for this purpose.

(e) Employee shall not be entitled to any additional compensation for any and all Inventions made during the period of Employee’s employment with the Company.

7. COVENANT NOT TO COMPETE. If Employee is, at any time during Employee’s period of employment with the Company, employed in the discovery or development areas of the Company in a non-clerical position, or at the Vice President level or higher of the Company, then this Section 7 shall apply. Employee and the Company agree that the services rendered by Employee are unique and irreplaceable, and that competitive use and knowledge of any Confidential Information would substantially and irreparably injure the Company’s business, prospects and good will. Employee and the Company also agree that the Company’s business as a biopharmaceutical company is global in nature due to the type of products developed and commercialized by such companies and being developed by the Company. Therefore, Employee agrees that during the period of Employee’s employment with the Company and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity):

(a) develop, sell, market, offer to sell products and/or services anywhere in the world that (i) target Her-2 for the treatment of cancers, (ii) are Chk1 kinase inhibitors, or (iii) have the same or similar technological approach or technology platform (e.g., same receptors, same mechanism of action, etc.) and have the same potential indication(s) as any product being developed, offered or sold by the Company on the date of the termination of Employee’s employment with the Company for any reason, provided that the foregoing shall not be violated by Employee’s activities with an entity where the portion of the competitive business involved is less than fifteen percent (15%) of the total expenditures of the portion of the entity that is under Employee’s supervision;

(b) solicit, induce, encourage or attempt to induce or encourage any employee or consultant of the Company to terminate his or her employment or consulting relationship with the Company, or to breach any other obligation to the Company (other than advertising not specifically targeted at the Company’s employees and serving as a reference upon request); or

(c) interfere with, disrupt, alter or attempt to disrupt or alter the relationship, contractual or otherwise, between the Company and any consultant, contractor, customer, potential customer, or supplier of the Company.

Employee acknowledges that the foregoing geographic, activity and time limitations contained in this Section 7 are reasonable and properly required for the adequate protection of the Company’s business. In the event that any such geographic, activity or time limitation is deemed to be unreasonable by a court, Employee shall submit to the reduction of either said activity or time limitation to such activity or period as the court shall deem reasonable. In the event that Employee is in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

Notwithstanding anything contained in this Agreement to the contrary, Employee may own, directly or indirectly, solely as an investment, securities of any person or company having a class of securities publically traded, if Employee is not a controlling person of, or a member of a group which controls, such person or company and Employee does not, directly or indirectly own more than one percent (1%) of any class of securities of such person or company.

8. DISCLOSURE OF THIS AGREEMENT. Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of Employee’s future employers, of the terms of this Agreement and Employee’s responsibilities under this Agreement.

9. SPECIFIC PERFORMANCE. Employee acknowledges that money damages alone would not adequately compensate the Company in the event of a breach or threatened breach by Employee of this Agreement, and that, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled to injunctive relief for the enforcement of its rights and to an accounting of profits made during the period of such breach.

10. NO RIGHTS GRANTED. Employee understands that nothing in this Agreement shall be deemed to constitute, by implication or otherwise, the grant by the Company to Employee of any license or other right under any patent, patent application or other intellectual property right or interest belonging to the Company.

11. SEVERABILITY.

(a) Each of the covenants provided in this Agreement are separate and independent covenants. If any provision of this Agreement shall be determined to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and any such invalid or unenforceable provision shall be reformed so as to be valid and enforceable to the fullest extent permitted by law.

(b) It is not a defense to the enforcement of any provision of this Agreement that the Company has breached or failed to perform any obligation or covenant hereunder or under any other agreement or understanding between Employee and the Company.

12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to conflict of law rules. All suits and claims shall be made only in state or federal courts located in Washington.

13. SUPERSEDES OTHER AGREEMENTS. This Agreement contains the entire agreement of the parties with respect to subject matter hereof and supersedes all previous agreements and understandings between the parties with respect to its subject matter.

14. AMENDMENTS. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise terminated in whole or in part except by an instrument in writing, agreed to and signed by the Employee and a duly authorized officer of the Company.

15. ASSIGNMENT. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid without Employee’s consent, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company; and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Employee’s consent shall not be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

16. ACKNOWLEDGEMENTS. THE EMPLOYEE ACKNOWLEDGES THAT (i) THE EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT; (ii) THE EMPLOYEE HAS BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS; (iii) THE EMPLOYEE HAS RECEIVED A COPY OF THIS AGREEMENT, THE ORIGINAL OF WHICH WILL BE RETAINED IN THE EMPLOYEE’S PERSONNEL FILE; AND (iv) THE EMPLOYEE’S OBLIGATIONS UNDER THIS AGREEMENT SURVIVE THE TERMINATION OF THE EMPLOYEE’S EMPLOYMENT WITH THE COMPANY FOR ANY REASON.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

ONCOTHYREON INC.

By:

Title:

EMPLOYEE:
(Print Name)

(Signature Here)

Date:

Address: